Exhibit (2)(r)(2)

THE CARLYLE GROUP

CODE OF CONDUCT

*	The following Code of Conduct is included in the Carlyle Employee Handbook.

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Policies & Procedures

I. CARLYLE CODE OF CONDUCT

A. INTRODUCTION

This Code of Conduct applies to all employees, directors, partners, and officers and certain advisors (collectively, “Carlyle Personnel” or “employees”1) of Carlyle2.

The purpose of this Code of Conduct is to provide Carlyle Personnel with general principles and guidelines for proper business conduct in those situations in which conflicts of interest and/or other legal and ethical questions are most likely to develop. No code of conduct can address every possible circumstance that may give rise to a conflict, a potential conflict or an appearance of a conflict of interest. Accordingly, an employee’s conduct must ultimately reflect one’s sense of fiduciary obligation to Carlyle and its Advisory Clients3. The effectiveness of Carlyle’s Code of Conduct depends on the judgment and integrity of its employees, rather than on any set of written rules. Therefore, you must be sensitive, not only to your legal obligations and those of the firm, but also to Carlyle’s expected standards of conduct, as outlined in this Code of Conduct, and conduct yourself accordingly. Carlyle Personnel must act and behave in

[1]

“Carlyle Personnel” or “employees” may also include certain contractors, long-term consultants, temporary employees, and other individuals associated with Carlyle, as determined by the Global Chief Compliance Officer, the Office of the General Counsel or their designee, as necessary based on the duties assigned to the individuals. Such persons will be informed of the fact that they are subject to this policy and any other relevant policies. Additionally, this policy does not apply to the independent directors of The Carlyle Group Inc., Carlyle Secured Lending, Inc. (f/k/a TCG BDC, Inc.), Carlyle Credit Solutions II (f/k/a TCG BDC II, Inc., “CARS”), Carlyle Secured Lending III (“CSL III”), Carlyle AlpInvest Private Markets Fund (“CAPM”), or Carlyle Tactical Private Credit Fund (“CTAC”), as applicable. References to “directors” of The Carlyle Group Inc. herein refer only to the non-independent directors of The Carlyle Group Inc., Carlyle Secured Lending, Inc., CARS, CSL III or CTAC, as applicable.

[2]

Carlyle includes The Carlyle Group Inc., Carlyle Investment Management L.L.C. (“CIM”), Carlyle Global Credit Investment Management L.L.C. and CSL III Advisor, LLC, (together, “Carlyle Global Credit”), AlpInvest Partners B.V. and AlpInvest Private Equity Investment Management, LLC, (together, “AlpInvest”), Carlyle Aviation Partners Ltd. (“Carlyle Aviation”), Abingworth Management, Inc. (“Abingworth”), Carlyle Insurance Solutions Management L.L.C. (“CISM”), The Carlyle Group Employee Co., L.L.C. and TC Group, L.L.C. and their relying advisors (as applicable), affiliated entities and subsidiaries (collectively the entities are referred to as “Carlyle”). For the avoidance of doubt, all references to Carlyle, Carlyle Personnel or employees include AlpInvest, Carlyle Aviation, and Abingworth.

[3]

“Advisory Client” means any account, fund or entity for which Carlyle provides investment advice and/or places trades on a discretionary or non-discretionary basis, and may include accounts, funds or entities in which Carlyle, its officers, employees or affiliates have an interest. The limited partners and other persons who invest in Advisory Clients are generally referred to as “Investors.” Unless otherwise expressly stated herein, the term “Advisory Client” does not include “Investors,” and the term “Investors” does not refer to the public stockholders of The Carlyle Group Inc. or Carlyle Secured Lending, Inc.

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a manner that enhances Carlyle’s reputation and strengthens the trust that others have in our firm. By adhering to exemplary standards of integrity, we enhance our reputation and our ability to do business. If you are uncertain as to the appropriate course of conduct in any particular situation, you should immediately consult the Global Chief Compliance Officer or the Office of the General Counsel.4

Carlyle may discipline Carlyle Personnel, as it deems appropriate under the circumstances, for violations of this Code of Conduct or for failures to exercise prudent judgment in carrying out their duties for Carlyle. Violators may be required to give up any profit or other benefit realized from a transaction in violation of this Code of Conduct. Other forms of disciplinary action may include, but are not limited to: a letter of censure; a temporary or permanent restriction on personal trading activity; suspension or termination of employment; and prosecution under the law.

Carlyle Personnel are required to read and be generally familiar with the policies and procedures set forth in this Code of Conduct and, each year (or upon issuance of a material change), certify to their understanding and adherence to the Code of Conduct. This Code of Conduct will be reviewed periodically and may be updated or amended from time to time. The most recent version of the Code of Conduct is posted on the “Carlyle Connect” intranet site.5 It is every employee’s responsibility to keep apprised of any changes.

Questions about this Code of Conduct and requests for pre-clearance or waivers should be directed to the Global Chief Compliance Officer or the Office of the General Counsel.

Compliance with other Carlyle Policies and other Codes of Conduct

The policies and procedures set forth in this Code of Conduct are supplementary to other policies and procedures set forth in Carlyle’s Employee Handbook and other Carlyle compliance or conduct policies, including, for example, the Privacy and Safeguarding Policy, Information Technology Acceptable Use Policy, Marketing and Advertising Policy, Social Media Policy, Books and Records Policy, Anticorruption and Anti-Bribery policies, The Carlyle Group Policies and Procedures Regarding Material, Non-Public Information and the Prevention of Insider Trading (the “Insider Trading Policy”), The Carlyle Group Inc. Code of Conduct, The Carlyle Group Policies and Procedures Regarding the Information Barrier for Carlyle Global Credit (the “Global Credit Information Barrier Policy”), other information barrier policies (e.g., Carlyle Global Investment Solutions, TCW and Fortitude), and the Public Pension Fund Reform

[4]

Questions relating to AlpInvest or Carlyle Aviation should be directed to the respective Chief Compliance Officer for each of these investment advisors, who will administer this policy in accordance with the provisions of the respective compliance manual for that investment advisor.

[5]

For a copy of the policies applicable to AlpInvest or Carlyle Aviation, refer to the compliance manual for the respective investment advisor, a copy of which is available from the respective Chief Compliance Officer or through ComplySci.

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Code of Conduct and Pay-to-Play Policies and Procedures (the “Pay-to-Play Policies”). These and other applicable policies and procedures can be found on the Carlyle Connect intranet site.

Approval of Material Change to Code of Conduct

Carlyle must submit any material changes to this Code of Conduct to the respective boards of directors or trustees of all legal entities operating under the Investment Company Act of 1940 for approval by such board within six months of the effective date of such change.

B. STATEMENT OF GENERAL ETHICS

Carlyle employees are expected to work together efficiently, effectively and harmoniously. By accepting employment with Carlyle, each employee has the responsibility to Carlyle and to his/her colleagues to adhere to certain rules of behavior and conduct. The purpose of this Code of Conduct is not to restrict an employee’s rights, but rather to be certain that each employee understands Carlyle’s standards of conduct.

The following principles serve as basic guidelines by which all Carlyle activities should be conducted:

•	All employees are responsible for conducting their activities ethically.

•	Preserving Carlyle’s reputation for integrity and professionalism is an important objective. The manner in which employees carry out their responsibilities is as important as the results they achieve.

•

All employees are charged with placing the interests of Carlyle Advisory Clients and Investors first. Personal self-interest must never interfere with an employee’s fair treatment of Carlyle Advisory Clients and Investors.

•	Employees should seek to treat all Advisory Clients and Investors objectively and fairly and not favor one Advisory Client over another Advisory Client.

•

Employees should avoid conduct that conflicts with, or gives the appearance of conflicting with, the best interests of Carlyle Advisory Clients and Investors. Carlyle has established more particularized policies in areas such as personal trading and gifts and entertainment that are designed to minimize or eliminate potential and/or actual conflicts of interests with Advisory Clients and Investors.

•	All Carlyle activities should be conducted in compliance with both the letter and spirit of laws, regulations, and judicial decrees.

•	The direct or indirect use of Carlyle funds or property for illegal purposes is strictly prohibited.

•	Carlyle employees should conduct their business with the sensitivity needed to adhere not only to legal proscriptions, but also to commonly accepted standards of morality.

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All expenditures, assets, and funds are to be properly recorded in the appropriate records and books. Financial records and reports must accurately reflect the factual aspects of the transactions covered and be in full compliance with applicable accounting standards and legal requirements.

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•	No employee should, at any time, take any action on behalf of Carlyle, which is known or should be known to violate any law or regulation.

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Information obtained in the course of conducting business for Carlyle, unless otherwise generally available to the public, is proprietary and strictly confidential. Employees must not misuse proprietary or confidential information. No Carlyle employee may use for personal gain any information obtained as a result of his or her position with Carlyle.

Violations of these basic standards of conduct, as well as more specific standards of conduct set forth in this Code of Conduct, the Carlyle Employee Handbook or other compliance policies, may result in disciplinary action, which could include termination of employment and/or prosecution under the law.

C. COMPLIANCE WITH LAW

All Carlyle Personnel should respect and comply with applicable laws, rules and regulations of the U.S. and other countries, states, counties, cities and other jurisdictions in which Carlyle and Carlyle Personnel conduct business. In particular, U.S. securities laws prohibit abuses of material, non-public information (i.e., insider trading) and impose fiduciary responsibilities on Carlyle and persons acting on its behalf. Those fiduciary obligations include a responsibility to treat all Advisory Clients and Investors fairly and to avoid actual or apparent conflicts of interest with Advisory Clients and Investors.

These legal obligations are set forth in more detail in this Code of Conduct and other firm policies and procedures. For example, Carlyle Personnel are not permitted to buy, sell or otherwise trade for their own account(s) (or the accounts of spouses, minor children and all other immediate family members in their household) in the securities of issuers about which Carlyle and/or the employee is aware of material, non-public information, whether or not the employee is using or relying upon that information. In addition, Carlyle Personnel may not, directly or indirectly, purchase or sell any publicly traded debt or equity security (or derivatives thereof) for any Advisory Client while the employee is aware of or is deemed to be aware of (subject to information barriers discussed below) material, non-public information about the issuer of the security. These restrictions extend to sharing or tipping others about such information. These restrictions also extend to the publicly traded common stock or other securities of The Carlyle Group Inc., Carlyle Secured Lending, Inc. and CTAC. Further, Carlyle Personnel who have been notified that they are “access persons” are subject to securities holdings and transaction reporting that is designed, in part, to protect against abuse of inside information. The definition of “access persons” and more detailed trading policies are contained in Section F of this Code and the Insider Trading Policy. You should not hesitate to contact the Global Chief Compliance Officer or the Office of the General Counsel if you have questions regarding the applicability of the firm’s insider trading prohibitions.

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Code of Conduct is Not Exhaustive

This Code of Conduct does not summarize all laws, rules and regulations applicable to Carlyle and Carlyle Personnel. Please consult the Global Chief Compliance Officer or the Office of the General Counsel and the various guidelines that Carlyle has prepared on specific laws, rules and regulations.

Reporting Any Illegal or Unethical Behavior

Carlyle Personnel are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior or about the best course of action in a particular situation at any time when you are in doubt about the best course of action. You must either (1) promptly contact the Global Chief Compliance Officer or the Office of the General Counsel or (2) submit an anonymous report using one of the alternative reporting options outlined in the Whistleblower Policy as discussed below if you are concerned that violations of this Code of Conduct or other illegal or unethical conduct by Carlyle Personnel (or other individuals working for or associated with Carlyle) have occurred or may occur or if you have concerns or complaints regarding questionable accounting, internal accounting controls or auditing matters.

Under the Whistleblower Policy, any employee may submit a report confidentially and anonymously (if desired):

•	in writing to The Carlyle Group Inc., Attention: Audit Committee or General Counsel, 1001 Pennsylvania Ave., N.W., Washington, D.C. 20004;

•	by calling the applicable contact number listed on Annex A to the Whistleblower Policy at any time; or

•	by accessing the website address:

https://secure.ethicspoint.com/domain/media/en/gui/33217/index.html .

Carlyle will take measures to protect the confidentiality of any report made, subject to applicable law, regulation or legal proceedings. Carlyle will not permit or tolerate retaliation of any kind by or on behalf of Carlyle and its personnel against employees who make good faith reports or complaints (including “whistleblower” reports or complaints to governmental or regulatory agencies) regarding violations of the Code of Conduct, questionable accounting, internal accounting controls or auditing matters, non-compliance with applicable legal and regulatory requirements or other illegal or unethical behavior.

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Investor Complaints

Carlyle Personnel should promptly report to Legal and Compliance any written or oral communication received from an Investor or Advisory Client that may be reasonably construed as a complaint regarding Carlyle or its Personnel. Examples of communications that should be reported include expressions of frustration or complaint regarding (i) investment execution or performance, (ii) the opening, closing or transferring of an investment account or fund subscription, (iii) fees or expenses, (iv) disclosures or (v) capital calls or distributions. In addition to ensuring an appropriate response to the communication, Carlyle’s Legal and Compliance team will assess whether the communication constitutes an “investor complaint” under applicable laws, rules and regulations and handle accordingly.

D. COMPANY INFORMATION, PROPERTY AND SERVICES

Protection and Proper Use of Carlyle Assets

All Carlyle Personnel have a duty to protect Carlyle’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on Carlyle’s profitability. All Carlyle assets should be used for legitimate business purposes only, and Carlyle Personnel should take measures to ensure against their theft, damage or misuse. Carlyle assets include, but are not limited to, business and marketing plans, Investor performance information, compensation information, any unpublished financial data reports and intellectual property such as patents, copyrights and trademarks/branding. Unauthorized use or distribution of this information is a violation of Carlyle policy.

Carlyle Personnel are not permitted to act as principal for either themselves or their immediate families in the purchase of investments from or sale of investments to Advisory Clients and/or Investors or the supply of goods, properties, or services to Carlyle (other than the customary personal services provided pursuant to the terms of your employment by Carlyle) or its Advisory Clients and Investors, unless approved by the Global Chief Compliance Officer or the Office of the General Counsel after verification that such transaction is permitted under applicable principal transaction policies. Purchase or acceptance of corporate property, or use of the services of other employees for personal purposes are also prohibited. This would include the use of (i) inside counsel and accountants for personal legal or tax advice absent approval from the Global Chief Compliance Officer or the Office of the General Counsel, as applicable and (ii) the use of outside legal counsel and accountants for personal advice at Carlyle’s expense. In addition, any material business transactions between Carlyle Personnel (or a business owned or controlled by Carlyle Personnel) and any portfolio company owned by a Carlyle Advisory Client (excluding purchases of goods or services from such portfolio company in the ordinary course of business) is prohibited in the absence of prior written approval of the Global Chief Compliance Officer or the Office of the General Counsel (whose consent will not be given unless such transaction is based on arms’-length terms and conditions that can be objectively verified).

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Confidentiality

As an employee of Carlyle, you will be in contact with, use, and acquire confidential or proprietary information developed by Carlyle and its affiliates that is of a special and unique nature and value to Carlyle and/or its Advisory Clients and Investors, including, but not limited to, non-public information that might be of use to competitors or harmful to Carlyle or its Advisory Clients or Investors if disclosed, the nature and material terms of business opportunities and proposals available to Carlyle, investments made by Carlyle Advisory Clients, financial records of Carlyle and the business operations and activities of Carlyle portfolio companies, Carlyle Advisory Clients, and Investors (the “Confidential Information”). Material, non-public information will always be deemed to be Confidential Information.

Carlyle Personnel should take reasonable steps and precautions necessary to restrict access to, and secure, Confidential Information by, among other things:

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Conducting their business and other activities so as not to risk inadvertent disclosure of Confidential Information. Review of confidential documents in shared or public places (including shared or communal home office areas) should be conducted so as to prevent access by unauthorized persons;

•	Providing access to Confidential Information only to those investment professionals and members of the investment services staff with a legitimate business need to access such information;

•	Promptly removing and cleaning up all Confidential Information from conference rooms following the conclusion of any meetings;

•

Disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredding receptacles when appropriate (refer to Carlyle’s Books and Records Policy for document retention guidelines);

•	Storing Confidential Information on secured networks, password-protected computers and in office space with restricted access;

•	Using secure, Carlyle-approved communication methods for dissemination of Confidential Information to authorized recipients;

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Avoiding the discussion of Confidential Information in places where the information could be overheard by unauthorized persons such as in elevators, restrooms, hallways, restaurants, airplanes, trains or taxicabs;

•	Maintaining the confidentiality of a portfolio company’s related transactions; and

•

Honoring the Global Credit Information Barrier Policy, which is designed to control the flow of issuer-specific information that can be shared between Carlyle Global Credit and the rest of the firm, the Carlyle Global Investment Solutions Information Barrier and Operating Policies and Procedures, which are designed to control the flow of commercially sensitive information from Carlyle Global Investment Solutions to the rest of the firm, and any other information barriers adopted by The Carlyle Group (including TCW and Fortitude), in each case as they may be amended from time to time.

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An employee should not at any time, directly or indirectly, disclose Confidential Information to any person (regardless if such information qualifies as a “trade secret” under applicable law) except on a reasonable, “need-to-know” basis and in compliance with Carlyle’s policies and procedures. Care should be taken to ensure that persons to whom you give Confidential Information are subject to a duty of confidentiality, by contract or otherwise. You should comply with the terms of applicable confidentiality agreements pursuant to which Carlyle has received any Confidential Information. If you have any doubt about whether it is appropriate to share due diligence or other sensitive information with Carlyle Personnel who work in another group, contact the Global Chief Compliance Officer or the Office of the General Counsel.

Notwithstanding the need for confidentiality, examples of situations in which disclosure would be permitted include the following:

•	disclosure is required to be made pursuant to an order of any court or government or securities regulatory agency, subpoena or legal process, subject to the notice obligations set forth below;

•

disclosure is made to officers, directors or affiliates of Carlyle (and the officers and directors of such affiliates), and to auditors, counsel, and other professional advisors to Carlyle with a legitimate business need to access such information; or

•	disclosure is required to a court, mediator or arbitrator in connection with any litigation or dispute between Carlyle and the employee.

An employee shall immediately forward to the Office of the General Counsel any subpoena or other legal process. Only the Office of the General Counsel may organize the release of Confidential Information pursuant to a subpoena. In general, disclosure should be made pursuant to a subpoena or other legal process only after exhausting permissible recourse to protect the confidentiality of the information. Failure to organize the release of Confidential Information in the absence of the approval and involvement of the Office of the General Counsel could lead to impermissible disclosure that could harm Carlyle and its Advisory Clients and Investors.

All printed and electronically-stored Confidential Information is the property of Carlyle and must be returned to Carlyle when an employee terminates his or her association with the firm. Additionally, all memoranda, notices, files, records and other documents made or compiled by an employee during his/her employment in the ordinary course of business, or made available to an employee concerning the business of Carlyle (including, without limitation, any “best practices” materials made available to an employee), whether Confidential Information or not, is Carlyle’s property and shall be delivered to Carlyle at its request or at the time an employee terminates his or her association with Carlyle.

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Public Dissemination of Carlyle Information

It is particularly important that external communications are accurate, consistent and do not violate our confidentiality obligations or applicable laws, rules and regulations, including the applicable anti-fraud provisions of the securities laws. As a general rule, unless approved by Carlyle’s General Counsel or Chief Compliance Officer, public discussions of the status of potential or current portfolio investments by a fund or potential investments by the firm are strictly prohibited. In addition, public discussion or disclosure of an investment target is likely to be in violation of applicable confidentiality or non-disclosure agreements, and are also strictly prohibited. Published information, whether online or otherwise, can have a significant effect on our reputation as well as business and legal consequences. External communications include, but are not limited to, communications to the news media, financial and industry analysts, governmental entities, Investors, our industry colleagues, and other members of outside groups.

To be sure that work-related communications comply with all our policies and applicable laws, we require prior review and approval of certain communications (e.g., press releases, filings with the U.S. Securities and Exchange Commission (“SEC”), public interviews and speaking engagements), as described in Carlyle’s Policy and Procedures for Compliance with Regulation FD, Public Communications Policy and Social Media Policy.

Confidential Information – Privacy Statement

Carlyle is committed to maintaining the confidentiality, integrity, and security of our current and former Advisory Clients’/Investors’ Confidential Information as well as private, sensitive or personally identifiable information. Accordingly, Carlyle has developed internal policies to protect confidentiality while allowing Advisory Clients’/Investors’ needs to be met. Under current privacy rules and regulations, including those in Europe and China (e.g., the European Union General Data Protection Regulation), the scope of personal information Carlyle is obligated to protect may include examples such as names and basic contact information, political preference, racial and ethnic background, and health-related data. The penalties for non-compliance can be severe. Carlyle Personnel must not disclose any Confidential Information, private, sensitive or personally identifiable information about our Advisory Clients, Investors or employees, except to Carlyle affiliates and service providers as allowed by applicable law or regulation.

You should review Carlyle’s Data Protection and Privacy Framework and the Privacy Notice and Safeguarding Policies and Procedures for guidance relating to the treatment of Confidential Information or personally identifiable information about individual Investors, employees and other persons. Additional privacy-related information relevant to China or European Economic Area residents is available on Carlyle’s website at the following link: https://www.carlyle.com/notices-and-disclaimers . Contact the Global Chief Compliance Officer or Office of the General Counsel if you have any questions regarding the applicability of the privacy and safeguarding regulations.

In certain situations, regulatory agencies may require disclosure of the identity of Investors. In such situations, you should consult the Global Chief Compliance Officer or Office of the General Counsel before disclosing such information.

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Carlyle Stationery

It is inappropriate for Carlyle Personnel to use official company stationery for their personal correspondence or other non-job-related purposes.

Books and Records

All of Carlyle’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect Carlyle’s transactions and must conform both to applicable legal and accounting requirements and to Carlyle’s system of internal controls. Carlyle is required under applicable regulations to maintain certain books and records for specified periods of time. You should refer to The Carlyle Group’s Books and Records Policy for guidance on the books and records maintenance requirements.

Transaction records may be subject to retention periods prescribed by the federal securities laws. In general, transaction records must be retained for a five-year period (the first two of which must be on site) after the year in which the last entry was made on such record or during which Carlyle last published or otherwise disseminated the information unless the Global Chief Compliance Officer or Office of the General Counsel prescribes a permissible shorter period.

From and after the time it is anticipated that particular records may be responsive to a subpoena issued in any anticipated litigation or required to be disclosed in furtherance of any anticipated regulatory or other governmental investigation or inquiry, such documents shall not be destroyed, erased or modified until after the end of such litigation and/or investigation or inquiry (as determined by legal counsel), or for any longer periods as may be required by applicable law. Please contact the Global Chief Compliance Officer or the Office of the General Counsel for further guidance.

E. BUSINESS ETHICS AND CONFLICTS OF INTEREST

Conflicts of Interest

Carlyle Personnel should avoid actual or potential “conflicts of interest” with regard to Carlyle’s interest and/or the interests of Carlyle Advisory Clients and Investors. A “conflict of interest” exists whenever the firm’s or employee’s interests interfere or conflict in any way (or even appear to interfere or conflict) with the best interests of Carlyle Advisory Clients and Investors. Additionally, an employee may be in a conflict or potential conflict situation if he or she seeks to advance private, personal interests ahead of Carlyle’s interests or act in a self-interested way that interferes with his or her ability to work objectively and effectively. Conflicts of interest may also arise when Carlyle Personnel or a member of such person’s family receives improper personal benefits as a result of his or her position in Carlyle. Any action or decision that may raise or be the result of an apparent conflict of interest must be approved by senior management, the Carlyle Conflicts Committee, the Global Chief Compliance Officer, or the Office of the General Counsel or be avoided altogether. In addition, the Pay-to-Play Policies require Carlyle to promptly disclose apparent, potential or actual conflicts of interest to any affected U.S. public pension fund.

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Conflicts of interest may not always be clear-cut. Accordingly, if you have a question, you should consult with higher levels of management or the Office of the General Counsel or the Global Chief Compliance Officer. Any employee who becomes aware of a conflict or potential conflict should immediately bring it to the attention of the Office of the General Counsel or the Global Chief Compliance Officer.

Set forth below is specific guidance on managing conflicts of interest in connection with outside activities of Carlyle Personnel. Other conflicts of interest policies are set forth in procedures governing personal trading, political contributions, and gifts/entertainment, and can be found in other sections of this Code of Conduct, the Insider Trading Policy and the Pay-to-Play Policies.

Outside Activities – Outside Employment or Outside Business Activities

In general, Carlyle believes conflicts of interest almost always arise if employees work simultaneously for a competitor, Investor, portfolio company (other than in an approved capacity as a director or consultant) or supplier. Carlyle prohibits employees from: (i) working for a competitor as an employee or consultant; or (ii) directly or indirectly, except through Carlyle Advisory Clients, owning any interest in a competitor or becoming a partner or member of a competitor (with the exception of certain passive investments that are approved by the General Counsel, Global Chief Compliance Officer or designee).

Each employee is expected to devote his or her full time and ability to Carlyle’s business during regular working hours and such additional time as may be required to perform his or her duties. As noted above, Carlyle sometimes prohibits employees from engaging in outside employment or business activities. In other cases, Carlyle discourages and may prohibit employees from holding outside employment, including consulting work, for firms or companies that are not otherwise competitors. If you are considering taking outside employment or engaging in other outside business activities, you must submit a written request to your supervisor. The request must include the name of the business, type of business, type of work to be performed, and the days and hours that the work will be performed. If your supervisor approves the request, it will be submitted to the Global Chief Compliance Officer, Office of the General Counsel, or the Carlyle Conflicts Committee for final approval. Absent the proper approval, you may not accept any outside employment or engage in other outside business activities.

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The following factors generally are considered in determining the feasibility of approving outside employment or business activities of Carlyle Personnel: (a) whether the employment or activity interferes, competes, or conflicts with the interests of Carlyle or its Advisory Clients and Investors; (b) whether it encroaches on normal working time or otherwise impairs performance; (c) whether it actually implies, or could imply, Carlyle sponsorship or support of an outside organization; or (d) whether it directly or indirectly adversely reflects on Carlyle or its Advisory Clients and Investors. Except in the ordinary course of providing services for Carlyle and on a fully-disclosed basis, Carlyle Personnel must abstain from negotiating, approving or voting on any transaction between Carlyle and any outside organization with which they are affiliated, whether as a representative of Carlyle or the outside organization.

Outside employment will not be considered an excuse for poor job performance, absenteeism or tardiness. Should any of these situations occur, approval for the outside employment or business activity may be withdrawn.

Outside Activities – Service as a Director

In general, the nature of Carlyle’s business means that certain high-level employees will be expected to participate as directors of portfolio companies. In this regard, however, such Carlyle Personnel may not receive any remuneration from a Carlyle portfolio company in the absence of the prior written consent of the Global Chief Compliance Officer, Office of the General Counsel, or the Carlyle Conflicts Committee. Where Carlyle Personnel participate as directors of portfolio companies, all Carlyle Personnel will be restricted from personally trading in the securities of that portfolio company (except possibly during “open window periods” as determined and approved by the Office of General Counsel and the Global Chief Compliance Officer). In cases where Carlyle Personnel serve on the board of a portfolio company, the individual should consult with internal or external counsel regarding the application of certain U.S. laws and regulations, including anticorruption (Foreign Corrupt Practices Act), economic sanctions, export controls, and similar statutory or regulatory restrictions.

The business policy favoring participation on the boards of portfolio companies does not apply equally to directorships of non-portfolio companies. Thus, Carlyle Personnel may not serve as a director or in a similar capacity of any non-portfolio company or institution, whether or not as part of their role at Carlyle, absent the prior, written approval of the Global Chief Compliance Officer, Office of the General Counsel or the Carlyle Conflicts Committee (or as otherwise approved in such employee’s employment agreement). This approval process does not generally extend to serving on the board of any charitable, professional, civic or non-profit entity that has no business relations with Carlyle; however, you should pre-clear any position in which you expect to have investment discretion over such organization’s assets.

Notwithstanding the pre-approval requirement for certain board seats noted above, Carlyle Personnel must report all active board seats to the Compliance Department upon being appointed or elected and at least annually.

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Outside Activities – Service as a Treasurer of Clubs, Churches, Lodges

Carlyle Personnel may act as treasurer of clubs, churches, lodges, or similar organizations. However, funds belonging to such organizations must be maintained in separate accounts and not commingled in any way with your personal funds, nor Carlyle’s funds or the funds of its Advisory Clients.

Corporate Opportunity

Carlyle Personnel are not permitted to take for their own advantage an opportunity that rightfully belongs to Carlyle. Whenever (i) Carlyle has been actively soliciting a business opportunity, (ii) a business opportunity has been offered to Carlyle or (iii) a business opportunity has been pursued or discovered through the use of Carlyle property, information or position, that opportunity rightfully belongs to Carlyle and not to Carlyle Personnel. Carlyle Personnel are prohibited from using corporate property, information or position for personal gain and may not compete (directly or indirectly) against Carlyle. Carlyle Personnel owe a duty to Carlyle to advance Carlyle’s obligations to its Advisory Clients and Investors in connection with corporate opportunities that arise.

Examples of improperly taking advantage of a corporate opportunity include, but are not limited to:

•	Selling information to which Carlyle Personnel have access as a result of their position with Carlyle;

•	Without authorization, acquiring any investment, real or personal property interest or right when Carlyle is known to be interested in the investment or property in question;

•	Receiving a commission or fee on a transaction which would otherwise accrue to Carlyle; or

•	Diverting business or personnel from Carlyle.

Personal Investment Activities

Carlyle Personnel are permitted to engage in personal investment activities, so long as they: (i) do not materially conflict with or interfere with the proper performance of their duties; and (ii) do not violate the Insider Trading Policy. See Section F for additional guidance, including a discussion of pre-clearance requirements.

Full and Fair Disclosure

All Carlyle Personnel should endeavor to deal fairly with Carlyle Advisory Clients and Investors, joint venture partners, portfolio companies, suppliers, competitors, and Carlyle partners, officers and employees. Carlyle Personnel should not take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. Carlyle Personnel should assist in the production of full, fair, accurate, timely and understandable disclosure in reports and documents that Carlyle files with or submits to the SEC and other regulators and in other public communications made by Carlyle.

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Giving Advice to Advisory Clients/Investors

Carlyle is not permitted to practice law or provide legal advice. You should avoid statements that might be interpreted as legal advice and refer legal questions to the Office of the General Counsel. You should also avoid giving Advisory Clients/Investors advice on tax matters, the preparation of tax returns or investment decisions, except as may be appropriate in the performance of an official fiduciary or advisory responsibility or as otherwise required in the ordinary course of your duties.

F. TRADING IN SECURITIES - INSIDE INFORMATION AND PERSONAL INVESTMENT ACTIVITIES

Under the Insider Trading Policy, no employee of Carlyle (or such employee’s spouse, any minor child, any other immediate family member of the employee’s household or other account for which the employee makes investment decision) may, directly or indirectly, purchase or sell any security (including the common stock or other securities of The Carlyle Group Inc., Carlyle Secured Lending, Inc. or CTAC) for his or her own account or the account of an Advisory Client while Carlyle and/or the employee is aware of material, non-public information (known as “inside information”) about an issuer of the security, whether or not such information was obtained in the course of employment. No employee may communicate any inside information to others (including spouses, relatives, friends, co-habitants or business associates) who are expected to trade in securities on the basis of this information (i.e., illegal “tipping”).

For purposes of this policy, “material” information means information relating to an issuer of securities, its business operations or its securities, the public dissemination of which would be likely to affect the market price of any of its securities, or which would be likely to be considered important by a reasonable investor in determining whether to buy, sell or hold such securities. “Non-public” information generally means information that has not been widely disseminated to the public (e.g., through the television, radio or print media of wide circulation, the Dow Jones broad tape or through widely circulated disclosure documents filed with the SEC, such as prospectuses or proxies). Information that is available only to a select group of analysts, brokers or institutional investors and undisclosed facts, which are the subject of rumors, even if widely circulated, constitute “non-public” information.

The policies and procedures regarding securities transactions and the treatment of material, non-public information (including the securities of and information related to The Carlyle Group Inc., Carlyle Secured Lending, Inc. and CTAC) are described in the Insider Trading Policy. As a condition of continued employment with Carlyle, every employee will be required to certify annually that they have re-read, understand and have complied with the Insider Trading Policy.

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Initial Public Offerings and Private Placements

Carlyle Personnel must obtain pre-approval from the Global Chief Compliance Officer or Office of the General Counsel prior to participating in any (i) initial public offering of securities6, (ii) limited offerings of securities exempt from registration due to the size of offering or limited number of purchasers in such offering, or (iii) non firm-sponsored private placements of securities of a type that any Carlyle Advisory Client might reasonably consider (either at the time the investment is being considered, or at some point within the following one to two years), or non firm-sponsored private investments in entities that are reasonably likely to have a contractual relationship with Carlyle or any Carlyle portfolio company.

Requests for pre-approval must be provided to the Global Chief Compliance Officer or designee or the Office of the General Counsel within a reasonable period prior to the anticipated closing of the investment. In considering whether to grant approval for the investment, consideration will be given to the following: (i) the identity of the issuer of the security or sponsor of the investment; (ii) why the person is being offered the opportunity to participate in the investment; (iii) whether the investment could be appropriate for any Carlyle Advisory Clients; and (iv) whether the investment presents any conflicts (or potential conflicts) of interest, including contractual relationships, between the issuer and Carlyle, its Advisory Clients, or its portfolio companies. Investments by Carlyle Personnel in private offerings of Carlyle-sponsored Advisory Clients are subject to a separate pre-approval process, in accordance with Carlyle’s internal co-investment policies and applicable law.

Market Rumors

Carlyle Personnel are prohibited from initiating or circulating rumors about any publicly traded security that they know to be false.

G. GIFTS AND ENTERTAINMENT7

Receiving gifts from and giving gifts to existing or prospective Advisory Clients, Investors, vendors, and service providers are recognized in certain situations as a normal aspect of business. Gifts, however, can raise potential conflicts of interest if they are frequent or excessive in value. For example, gifts of an excessive value or that are frequent raise questions about potential preferential treatment in dealing with Advisory Clients, vendors, or service providers, and should be avoided.

[6]

Initial coin offerings (e.g., fundraising mechanisms in the cryptocurrency/token industry related to digital currency or tokens, structured as crowdfundings, private offerings, etc.) may be considered initial public offerings of securities and therefore are included in this pre-approval requirement.

[7]

Different business units within the organization (e.g., Global Credit, personnel based in Europe, Carlyle Aviation, Abingworth) may seek or be required by law (e.g., MiFID II) to adopt additional procedures and controls relating to gifts and entertainment, which may vary from the policy outlined herein. You will be notified if you are subject to such additional procedures and controls.

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Similarly, receiving and providing entertainment is an accepted business practice, provided it is reasonable in value and has an underlying legitimate business purpose. Entertainment must include a reasonable opportunity to discuss business and generally includes business lunches or dinners, attendance at cultural or sporting events, greens fees, and attendance at conferences. Like gifts, extravagant or frequent entertainment can raise potential conflicts of interest in dealings with Advisory Clients, vendors and service providers, and should be avoided.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. In general, there must be a legitimate business reason for hosting or attending business entertainment events or receiving or giving gifts. A legitimate business reason can include, for example, building and maintaining business relationships. Gifts and entertainment must be declined if there is no legitimate business reason for acceptance. Each employee is expected to use professional judgment, subject to review by his or her supervisor, the Global Chief Compliance Officer or the Office of General Counsel, in entertaining and in being entertained by an Advisory Client, Investor or business associate. In order to minimize any conflict, potential conflict or appearance of conflict of interest, employees are subject to the following guidelines regarding business gifts and entertainment as well as the restrictions and limitations set forth in the Pay-to-Play Policies and Anticorruption and Anti-Bribery Policies.

You may never solicit or receive any gift, entertainment, travel or lodging of any value if for purposes of improperly influencing a business dealing. In particular, no employee should offer or give a gift or entertainment to or accept a gift or entertainment from any person which (i) is likely to significantly conflict with Carlyle’s duties to its Advisory Clients and Investors, (ii) is inconsistent with customary business practices, (iii) is excessive in value, (iv) can be construed as a bribe or payoff, or (v) violates any laws or regulations. If you are solicited in a way that suggests the gift or entertainment is for improper influence or in violation of this policy, you must promptly notify the Global Chief Compliance Officer or the Office of the General Counsel.

General Standards on Gifts, Meals, Entertainment and Travel and Lodging

The following general standards should be observed when providing or receiving gifts, meals and entertainment, or travel and lodging8. Unless otherwise indicated, you must obtain any pre-approvals from your Fund Head (or where the Fund Head or a member of Investor Services is seeking approval, the Global Chief Compliance Officer or the Office of the General Counsel):

[8]	The monetary guidelines for each category of hospitality (gifts, meals and entertainment, travel and lodging) are designed to be treated as aggregate limits per calendar year.

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•

Gifts are limited to a $500 (USD) market value, unless otherwise pre-approved. No Carlyle employee may give or receive a gift if, upon reasonable inquiry, the gift would have a market value in excess of $500 (USD). Gifts received from or given to U.S. broker-dealer firms present special conflict-of-interest concerns. Therefore, the market value of gifts given to or received from a U.S. broker-dealer firm or their associated persons (including TCG Capital Markets L.L.C., Carlyle’s U.S. broker-dealer affiliate) should not exceed $100 (USD). No employee should have an expectation that a gift in excess of those limits would be approved. If the gift may not be permissibly kept, it should either be donated to a charitable cause and a record made of the donation, or returned to the donor with an explanatory note.

•

Meals and Entertainment are distinguished from gifts if the provider of the entertainment attends the event with the recipient and business is discussed or business opportunities are reasonably expected to exist. Otherwise, the event is a gift and subject to the above gift limits. It is generally customary and acceptable to attend sporting events with a service provider, and tickets to such an event are generally acceptable. Entertainment that is expected to exceed $1500 (USD) in value requires pre-approval. If an employee determines after the fact that the entertainment exceeded a value of $1,500, the employee should report this to the Global Chief Compliance Officer or Office of the General Counsel for purposes of determining if any portion should be reimbursed to the provider.

•

Travel and Lodging expenditures associated with entertainment must be reasonable (not lavish) and business-related. Travel to a resort or vacation destination that is unrelated to Carlyle business would generally not be reasonable or sufficiently business-related. Any travel and lodging expenditures associated with entertainment that exceed $500 (USD) require pre-approval (and where such expenditures are related to an individual in a position to give Carlyle a commercial business advantage, such pre-approval must be obtained from a lawyer in the Office of the General Counsel). Employees should expect that business entertainment involving travel and lodging expenses that exceed $500 (USD) will require Carlyle or the employee to pay the cost of travel or reimburse the provider for the reasonable travel expenses; however, there are certain instances where reasonable travel and lodging expenses could be paid by a third party (e.g., where a Carlyle employee is speaking at a conference).

•

Gifts, meals, entertainment, travel or lodging offered or given to government officials are subject to particularized legal requirements, which may include their own additional policy limits or prohibitions and disclosure obligations.

•

In general, you must obtain pre-approval from a lawyer in the Office of the General Counsel for any expenditures relating to government officials in excess of $250 (USD). Carlyle Personnel must also be aware of local law or regulation pertaining to the provision of meals, travel, lodging, entertainment and gifts to government officials. If local law prohibits or further restricts providing gifts to government officials, then Carlyle policy also prohibits such conduct in that jurisdiction.

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•

Notwithstanding the foregoing, no gifts or entertainment may be given to any U.S. state or local official or pension plan employee or director in violation of the Pay-to-Play Policies or applicable state law. Certain U.S state and local laws strictly prohibit giving gifts or entertainment (including meals) to state officials or require prompt disclosure by Carlyle of such gifts or entertainment. Pursuant to the Pay-to-Play Policies, no gifts or entertainment or anything of more than nominal value may be given to any U.S. state or local government official, employee or fiduciary (or the household members of such persons) under circumstances in which it could reasonably be inferred that such gift was intended to influence the person, or could reasonably be expected to influence the person, in the performance of the person’s official duties or was intended as an award for any action on such person’s part. The Office of the General Counsel or the Global Chief Compliance Officer must pre-approve any exceptions to the gift ban under the Pay-to-Play Policies. Birthday gifts, wedding gifts and baby gifts may be given with such prior approval, which approval generally will be granted for such gifts having a value of less than $100 (USD) per year.

•

No employee may offer, give, solicit or receive business gifts in the form of cash[9] or cash equivalents, stocks, bonds, or personal loans of any value. If you are offered any such benefit, you must promptly notify the Global Chief Compliance Officer or the Office of the General Counsel.

Records of any such approvals must be maintained by the individual granting the approval.

H. ANTICORRUPTION AND ANTI-BRIBERY REGULATIONS

Carlyle has adopted policies on Compliance with Anticorruption and Anti-Bribery Laws. As set forth in those policies, Carlyle Personnel are prohibited from offering, promising, making, authorizing or providing (directly, or indirectly through third parties) any payments (including campaign contributions), gifts, business favors or anything of value to any person, including government officials and family members of the government officials, in any jurisdiction to corruptly influence or reward any action or decision for Carlyle’s benefit. Neither Carlyle funds nor funds from any other source, including personal funds, may be used to make any such payment or gift on behalf of or for the benefit of Carlyle in order to secure an improper business

[9]

The sole exception would be a reasonable and customary gift specifically approved in advance by an attorney in the Office of the General Counsel in connection with a national, traditional or religious holiday in certain countries (e.g., Chinese New Year traditional lycee/Lai See packets in a reasonable amount).

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advantage. Similarly, Carlyle Personnel are prohibited from soliciting and accepting anything of value in exchange for providing improper preferential treatment (i.e. kickbacks). The Anticorruption and Anti-Bribery policies require Carlyle Personnel to undertake appropriate risk-based due diligence in mergers & acquisition transactions and when engaging other third-party intermediaries (e.g. placement agents, deal finders, or joint venture partners).

The Office of the General Counsel can provide additional guidance in this area.

I. POLITICAL ACTIVITIES

Political Neutrality

Carlyle is not aligned with any particular government administration or political party. We manage our investments with a strong sense of integrity and business savvy, independent of political considerations or “political favors.”

Political Contributions

It is the policy of Carlyle to comply fully with the campaign and political contribution laws of all countries in which we operate as well as the campaign and political contribution restrictions set forth in the Pay-to-Play Policies. Each Carlyle employee is responsible for monitoring his or her own political contributions and the political contributions of his or her household members to be certain that they comply with all applicable campaign laws.

Carlyle and all Carlyle employees (and their household members) are prohibited from (i) making political contributions directly or indirectly to any state or local officials or state or local political parties in the United States; and (ii) directly or indirectly soliciting or coordinating contributions or payments from others to any such candidate, official or party. Campaign contributions at the federal level (including both federal candidates and political parties) will generally be permitted (unless the candidate is currently a state or local government official). All employees are required to receive prior approval of the Global Chief Compliance Officer for all federal contributions. A pre-approval form is available on ComplySci.

Carlyle has established a political action committee (“Carlyle PAC”) that supports initiatives such as broader legislative efforts, and adheres to applicable rules, regulations and Carlyle policies. Carlyle as a firm does not make campaign or political contributions to any individual or organization unless made through the Carlyle PAC. Campaign contributions by an individual employee are made out of non-reimbursed personal funds based on such employee’s personal political views and should not in any way be attributed to Carlyle.

Please refer to the Executive Summary of the Public Pension Fund Reform Code of Conduct and Related Pay-to-Play Policies and Procedures, the Public Pension Reform Code of Conduct, as adopted by Carlyle on May 14, 2009, and Carlyle’s related Pay-to-Play Policies and Procedures, for additional detail.

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Public Communications

No Carlyle employee may state orally or in writing that he or she is speaking for or on behalf of Carlyle when expressing support for or against a candidate for public office or a sitting public official. In the event that a Carlyle employee communicates his or her personal political opinions orally or in writing in a context that might reasonably be associated with his or her role at Carlyle (e.g., speaking engagement before a private equity seminar, media interview), that employee must clearly indicate at the outset that the opinions set forth are his or her own views and not those of Carlyle. If the employee believes that such disclosure may not effectively separate Carlyle from the individual’s views, the employee should refrain from communicating his or her political opinions. There obviously will be expressions of policy opinions that are made on behalf of Carlyle or its affiliates (e.g., Carlyle, or a portfolio company favors the new XYZ legislative proposal), but each employee must distinguish personal political opinions from expressions about the firm’s perception of policy proposals.

Political Activity

Generally, Carlyle resources may not be used on behalf of, or against any, candidate for public office, political party or political action committee (with the exception of permissible activity through the Carlyle PAC).

J. ANTI-MONEY LAUNDERING (“AML”) REGULATIONS

Under no circumstances should an employee participate in any money laundering activity, or engage in any activity that facilitates money laundering or the funding of terrorist or criminal activities.

Carlyle is committed to complying with applicable federal, state, and international regulations relating to money laundering and terrorist financing, as well as currency and transaction reporting. These regulations impose severe criminal penalties on those who participate or assist in money laundering activities or in structuring efforts to avoid currency and transaction reporting requirements.

Every employee bears responsibility for recognizing suspicious financial transactions or activities that may constitute money laundering or that may involve proceeds from unlawful activities. In particular, employees should be aware that even the simple receipt of funds, including through wire transfers, which are derived from illegal activities could subject them and Carlyle to prosecution for money laundering. If you suspect that any person or entity is engaging, or attempting to engage, in any suspicious financial transaction or activity, you must promptly notify Carlyle’s Legal and Compliance team.

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Procedures10

To help ensure that Carlyle and its Advisory Clients are not used for money laundering or terrorist financing purposes, Carlyle has established AML procedures, implemented primarily through its U.S. broker/dealer affiliate, TCG Capital Markets L.L.C. Below is a summary of those procedures. Employees should refer to TCG Capital Markets L.L.C.’s Anti-Money Laundering Policies and Procedures for more detailed guidance. In accordance with these procedures, Carlyle will accept subscriptions from an Investor only after that Investor’s identity and the Investor’s source of funds have been verified by Carlyle. Where applicable, Carlyle will also verify the identity of certain of the Investor’s associated parties, including authorized agents, certain decision makers and substantial beneficial owners, prior to acceptance of an Investor’s subscription. Carlyle may close an Investor’s account or take other steps appropriate under the circumstances if Carlyle discovers that an investment by an Investor is likely derived from, or intended to further, criminal, money laundering or terrorist activities.

Carlyle’s Global Chief Compliance Officer and the Chief Compliance Officer /AML Compliance Officer for TCG Capital Markets L.L.C. and their designees are responsible for implementing and monitoring Carlyle operations and internal controls relating to Carlyle’s AML procedures.

1)	Investor Identification and Verification of Funds

Carlyle shall enter into separate managed account agreements or accept subscriptions for interests in a pooled investment vehicle from an Investor only after the Investor has been satisfactorily identified and, to the extent necessary, the Investor’s source of funds and source of wealth have been satisfactorily verified by Carlyle Personnel.

•	Prohibited Investors

After conducting its due diligence on an Investor, Carlyle may determine not to accept a subscription from an Investor, based upon an analysis of all relevant facts and circumstances. For example, Carlyle will not accept subscriptions from Investors who appear on the Specially Designated Nationals and Blocked Persons List issued by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (www.ustreas.gov/ofac).

•	Information About Investors

[10]

Certain Advisory Clients (e.g., Global Credit Advisory Clients) utilize the services of a third party to assist in the administration of the vehicle. In many of those cases, the third party will implement its own AML policies and procedures with respect to that fund in lieu of Carlyle’s policies. In accordance with applicable regulations, Carlyle may establish reasonable reliance on such third-party’s AML policies and procedures through appropriate due diligence. TCG Capital Markets L.L.C. handles AML activities with respect to its counterparties (e.g., syndication participants).

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Before Carlyle permits a potential Investor to invest in a pooled investment vehicle, the Investor must complete a subscription agreement that has been approved by Carlyle’s internal or outside counsel and submit it to Carlyle. Completed subscription agreements should be reviewed by Carlyle Personnel or verified by outside counsel to ensure that all required information has been obtained and that the necessary requirements are satisfied.

•	Verification of Investor Identity

With respect to all Investors (except Investors for which Carlyle relies upon a broker-dealer or other third-party’s identification process), the identity of the Investor must be verified. For all Investors, the verification process shall include, among other things, receipt of supplemental documents confirming the Investor’s identity, as well as confirmation that the Investor is not on a list of prohibited persons maintained by OFAC. In addition, this process includes ongoing monitoring through a third-party service to ensure such Investor does not later appear on the OFAC list or other global blacklists.

2)	Advisory Client Investments

Carlyle Personnel must conduct (directly or through professional service providers) due diligence on potential investment targets, including major stakeholders such as directors, officers and senior management, to ascertain that a target portfolio company is not engaged in money laundering, terrorist financing or other illegal activities. In addition, pursuant to Carlyle’s Anticorruption and Anti-Bribery policies and procedures, potential investment targets operating in an industry that is associated with a high money-laundering risk would likely require expanded due diligence. Ongoing screening of Carlyle portfolio companies and certain of the companies’ key stakeholders against sanctions/restricted lists is also conducted on a regular basis.

K. ECONOMIC SANCTIONS & TRADE COMPLIANCE

The global nature of Carlyle’s business means that Carlyle, Carlyle Personnel as well as Carlyle’s portfolio companies (and their respective employees) may be subject to numerous sanctions regimes. This includes, for example, not only the United States, but other jurisdictions as well such as the United Kingdom, the European Union (and its member states), Canada, Japan, Switzerland, and Australia, each of which administer and enforce their own distinct sanctions programs. In certain cases, sanctions regimes, particularly the U.S. sanctions regime, may apply extraterritorially.

Failure to adhere to applicable sanctions restrictions may result in substantial civil or criminal penalties for Carlyle, Carlyle portfolio companies and employees of both Carlyle and Carlyle portfolio companies in their individual capacity. All Carlyle Personnel must be aware of any applicable sanctions restrictions when undertaking due diligence related to a prospective Carlyle portfolio investment and in their ongoing involvement with Carlyle portfolio

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companies. Carlyle portfolio companies, both within and outside of the United States, must also be aware of the extent of U.S. or other sanctions restrictions that may be applicable to their operations. All Carlyle Personnel must also be aware of any applicable sanction restrictions related to prospective or current Carlyle fund investors.

Sanctions are complex, and as a foreign policy tool are very fluid, and can be inconsistent globally even amongst allied countries (i.e., some activity may be restricted by EU sanctions but not U.S. sanctions, or vice versa). Accordingly, it is important to stay updated on developments in this area. The Office of the General Counsel and Carlyle’s Legal and Compliance teams can also provide additional guidance in this area, and should be consulted if any questions arise as to whether an activity would comply with applicable sanctions.11

For the purposes of this Code of Conduct, given the applicability of U.S. sanctions to Carlyle’s operations generally and the fact that certain U.S. sanctions can apply extraterritorially, we have set out below a high-level summary of U.S. sanctions.

U.S. Sanctions

The U.S. Department of the Treasury, through its Office of Foreign Assets Control (“OFAC”), administers and enforces economic sanctions to affect U.S. foreign policy objectives. For example, OFAC enforces sanctions against entities and individuals on the List of Specially Designated Nationals (the “SDN List”), entities majority-owned by SDNs, and other prohibited parties. OFAC also prohibits a range of activities, including virtually all dealings with certain embargoed countries as well as more targeted dealings involving certain sectors and countries. U.S. persons, including Carlyle, are required to comply with OFAC sanctions, and must also ensure that they do not “facilitate” transactions in violation of sanctions (i.e., provide support to non-U.S. persons to engage in transactions that the U.S. persons could not engage in directly). U.S. sanctions can apply in certain circumstances to individuals and portfolio companies operating outside the United States, and have increasingly broad extraterritorial effect. 12

[11]

Also see Carlyle’s Anticorruption and Anti-Bribery policies and related Transactional Compliance Due Diligence procedures for additional details regarding risk-based pre-investment due diligence. These policies and procedures are designed to identify anti-corruption, anti-money laundering, sanctions and export control compliance risks associated with portfolio company investments, and are supervised by the Office of the General Counsel and the Global Investments Legal team.

[12]

For example, Carlyle’s majority-owned portfolio companies are required to comply with certain country-based sanctions. Any non-U.S. company can violate U.S. sanctions if a transaction involves a U.S. jurisdictional nexus (including the involvement of U.S. persons or U.S. financial institutions). OFAC has the discretionary authority to penalize non-U.S. persons for engaging in a broad range of transactions.

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If you encounter activity in or with countries subject to comprehensive sanctions or selective sanctions as listed below13, including in the context of current or prospective Carlyle portfolio companies, seek guidance from Legal and Compliance.

Comprehensive Sanctions:

•	Cuba

•	Iran

•	North Korea

•	Syria

•	Ukraine/Russia (Crimea, Donetsk and Luhansk region)

Broad Non-Comprehensive Sanctions (affecting dealings with governmental entities and/or broad parts of the country’s economy):

•	Russia (except the occupied regions of Ukraine for which comprehensive sanctions apply)

•	Venezuela

Selective Sanctions (e.g., targeting individuals, entities, activities or sectors):

•	Afghanistan

•	Balkans (Western)

•	Belarus

•	Burma (Myanmar)

•	Central African Republic

•	China

•	Congo (Democratic Republic of)

•	Ethiopia

•	Hong Kong

•	Iraq

•	Lebanon

•	Libya

•	Mali

•	Nicaragua

•	Somalia

•	South Sudan

•	Sudan (including Darfur)

•	Turkey

•	Ukraine (non-Crimea region)

•	Yemen

•	Zimbabwe

[13]	Also see https://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx for updates on U.S. sanctions.

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Comprehensive sanctions targeting Cuba, Iran, North Korea, Syria, and the Crimea/Donetsk/Luhansk region of Ukraine/Russia prohibit U.S. persons (including Carlyle and its employees, even those operating overseas) from engaging in virtually all dealings with these countries and region. The sanctions targeting Cuba and Iran also prohibit non-U.S. persons “owned or controlled” by U.S. persons from engaging in virtually all dealings with these countries. Accordingly, portfolio companies “owned or controlled” by Carlyle must comply with U.S. sanctions targeting Cuba and Iran, even when they are not organized under the laws of, or operating within, the United States.

Broad sanctions against Russia and Venezuela prohibit targeted dealings. The sanctions on Russia prohibit dealings with broad sectors of the economy, including much of the Russian oil and gas, finance, and defense industries. The sanctions on Venezuela prohibit dealings with the government of Venezuela, amongst other prohibitions.

List-based sanctions are more targeted, and typically apply to individuals and property associated with former government regimes or involved in specified misconduct (e.g., narcotics trafficking, terrorism, etc.). Entities or individuals targeted by these sanctions may appear on the SDN List, or another restricted party list.14 OFAC makes available on its website Consolidated Sanctions List Data Files, as well as a Sanctions List Search, to help U.S. persons maintain compliance with U.S. sanctions. These files are available online at https://sanctionssearch.ofac.treas.gov/ .

Note that prohibited parties, including those on the SDN List, may reside or operate anywhere, and, parties may be subject to sanctions even if not included on the SDN List or identified through review of OFAC’s website (e.g., if a party is 50% or more owned by an SDN). Certain individuals or entities designated under country-specific or non-country-specific sanctions programs (e.g., Counter Narcotics Trafficking Sanctions) may be located in countries not on any of the above lists. Carlyle Personnel should accordingly ensure that our counterparties and their beneficial owners are not subject to U.S. economic sanctions.

Procedures to Mitigate Sanctions Risks15

[1][4]

For example, under the authority of the sanctions targeting Russia and Ukraine, OFAC maintains the Sectoral Sanctions Identifications (“SSI”) List. The SSI List targets a range of entities and individuals, including prominent Russian banks and governmental entities. U.S. persons may engage in some business with parties on the SSI List—unlike the broader restrictions applicable to parties on the SDN List—but must ensure that they do not engage in any prohibited categories of dealings. These dealings depend on the specific sanctions applicable to the sanctioned counterparty, but can include debt financing, extensions of credit, or provisions of certain energy-related products and services.

[15]	Also see Section J for additional information on Carlyle’s AML procedures, which are focused on Investors.

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To help ensure that Carlyle remains in compliance with applicable sanctions, Carlyle has established the following procedures to identify and minimize any risk of violation of sanctions law and regulations.

•

Due Diligence. [16] Carlyle Personnel, in conjunction with deal counsel and compliance counsel, should identify potential sanction issues as early in the diligence and sanctions screening process as possible[17]. If a prospective or current portfolio company sells any goods or services to, purchases any goods or services from, or has other business dealings or existing contracts with governments, entities or individuals located within the countries identified above (or in some cases, wherever those individuals or entities are located), you must contact the Global Investments Legal Team or Legal and Compliance before making an investment in or otherwise proceeding with a transaction with respect to that company. If ongoing business dealings are in violation of applicable sanctions, or would be in violation of applicable sanctions following Carlyle’s investment, consideration should be given to whether those contracts or dealings must be terminated prior to closing. (In some cases, termination of such contracts or dealings can require time to wind down, so it is important to identify any issues as early as possible in the diligence process.) Care should also be taken to ensure that, in the process of conducting due diligence or negotiating wind down/termination of certain dealings pre-closing, Carlyle Personnel do not “facilitate” dealings with sanctioned countries or persons. For all targets, you should confirm whether the entity has in place appropriate policies and procedures to ensure compliance with all applicable sanctions (e.g., United States, European Union).

•

Documentary Protections. Carlyle Personnel, in conjunction with deal counsel and compliance counsel, should ensure that appropriate sanctions and trade compliance provisions are included in transactional documentation (see Carlyle’s Transactional Compliance Due Diligence Procedures for standard provisions). In all cases, however, provisions should be modified to reflect the specific risks and commercial dynamics of a transaction.

•

Boards of Directors. As set forth in Section E of this Code, Carlyle Personnel serving on the board of directors of a portfolio company should consult with internal or external legal counsel regarding economic sanctions issues relevant to the business, including potential appropriate precautions to avoid facilitation of prohibited transactions. Directors should also ensure that recommendations to mitigate sanctions risk identified during diligence are effectively implemented. In some cases, Carlyle may require

[16]

In the context of Carlyle Aviation, the appropriate due diligence should be performed on certain counterparties (e.g., aircraft leases, parties that purchase/sell aviation assets and consignment parties that purchase/sell aviation assets).

[17]

Prospective investments should be subject to trade compliance diligence and screening consistent with Carlyle’s Transactional Compliance Due Diligence Procedures, available on the Carlyle Connect intranet.

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(subject to applicable law in relevant jurisdictions) that the target company certify that it has no prohibited contracts or transactions (e.g., with restricted countries or individuals). In other cases, Carlyle Personnel may be required to recuse themselves from certain, board-level decisions or discussions (e.g., those relating to the appropriate way to wind down historical, embargoed country dealings).

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Portfolio Company Compliance: The Carlyle deal team should assure that potential portfolio companies have adequate processes in place to comply with applicable sanctions, and that neither the selling shareholders nor the customers or suppliers of such portfolio company are SDNs or other prohibited persons. Heightened risks from a U.S. perspective (though similar risks can arise in other jurisdictions) associated with economic sanctions for portfolio companies, particularly those based outside of the United States, can arise in the following contexts, and should be reviewed by U.S. counsel:

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The products or services provided or purchased by the portfolio company involve military applications, aviation, energy, petrochemical or advanced technologies, or incorporate U.S. components or services;

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A Carlyle Advisory Client based in the U.S. owns any part of its stock or a Carlyle deal team based in the U.S. was involved in conducting due diligence, negotiating transaction terms, or arranging/negotiating financing for the portfolio company engaged in business that would be prohibited if it were a U.S. company;

•	A U.S. person from Carlyle has been approved to sit on the board of directors; or

•	The portfolio company has a U.S. subsidiary or a U.S. branch.

The effectiveness and sufficiency of portfolio company’s sanctions compliance programs is within scope for Carlyle’s periodic portfolio company compliance monitoring checks carried out by Carlyle’s external compliance counsel.

Other Trade Compliance Issues

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Export Control: Carlyle portfolio companies may be subject to export control restrictions for the export of goods, services, or technologies (i.e., software). Because export control laws generally apply to items rather than people, they can have broad extraterritorial effect in some jurisdictions, in particular the United States (e.g., U.S. export control laws can apply to transactions involving U.S.-origin items that do not involve U.S. parties or the U.S. financial system in any way). Most countries impose some sort of export control restrictions, including many countries where Carlyle and its portfolio companies operate, such as, for example, the United Kingdom, the European Union (and its member states), Canada, Japan, Switzerland, and Australia.

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From a U.S. perspective, the United States maintains two distinct sets of export control laws: the Export Administration Regulations (“EAR”) maintained by the Bureau of Industry and Security (“BIS”) within the U.S. Department of Commerce which broadly targets dual-use items, and the International Traffic in Arms Regulations (“ITAR”) maintained by the Directorate of Defense Trade Controls (“DDTC”) within the U.S. Department of State which broadly targets military items. Additionally, some export control laws, including the EAR and the ITAR, impose restrictions on the re-export or retransfer of goods, services, or technologies from or within third countries (e.g., a non-U.S. portfolio company may breach U.S. export control laws by exporting products subject to U.S. export control laws from one non-U.S. country to another non-U.S. country, or by transferring such products from one user to another within a non-U.S. country). Carlyle investments involving portfolio companies that are registered with the U.S. Directorate of Defense Trade Controls (“DDTC”) under the ITAR generally require a notification to be filed with DDTC.

Many countries where Carlyle and its portfolio companies operate (e.g., the United Kingdom, the European Union (and its member states), Canada, Japan, Switzerland, and Australia) have in place export control laws which, similar to the United States, control the export of dual-use and military items. Carlyle Personnel, along with deal counsel and compliance counsel, should be aware of potential export control risks during the course of diligence.

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Anti-Boycott: U.S. anti-boycott regulations, administered by BIS and the Internal Revenue Service, restrict U.S. persons from engaging in conduct in furtherance of any boycott that is not consistent with the U.S. government’s sanctions programs, and/or impose financial and tax penalties on parties that participate in such boycotts. A notable example of an unsanctioned boycott is the Arab League’s boycott of Israel. Merely agreeing to undertake a boycotted activity may constitute a possible violation of the U.S. anti-boycotting regulations, even if the agreement is not carried out. Furthermore, the mere receipt of a boycott request may be reportable to BIS, even if there is no agreement to participate in the unsanctioned boycott. Activities by Carlyle Personnel or by Carlyle-controlled portfolio companies that violate U.S. anti-boycott regulations are prohibited.

Carlyle Personnel, along with deal counsel and compliance counsel, should be aware of potential anti-boycott risks during the course of diligence.

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